Exhibit 99.1

Investor Contact:	Jessica Hazel (615) 235-4367

Media Contact:	Heidi Pearce (615) 235-4135

CRACKER BARREL OLD COUNTRY STORE, INC. NAMES

CRAIG POMMELLS AS CHIEF FINANCIAL OFFICER

Lebanon, Tenn. – Nov. 8, 2021 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel,” or the “Company”) (Nasdaq: CBRL) today announced that Craig Pommells will join the Company to become its Senior Vice President and Chief Financial Officer, with an anticipated start date of December 6. He will report to the Company’s President and Chief Executive Officer Sandra B. Cochran.

“We are very excited to have Craig join the Cracker Barrel executive team,” said Cochran. “I am confident that Craig’s track record of outstanding financial leadership, extensive industry expertise, and strategic planning talent will make him an outstanding addition to both the team and the Company and help us position Cracker Barrel for continued success.”

Mr. Pommells has more than 20 years of experience in the restaurant industry, most recently as the Executive Vice President and Chief Financial Officer of Red Lobster. Prior to Red Lobster, he spent more than 10 years with Darden Restaurants in various finance and business analytics roles. Mr. Pommells holds an MBA from Rollins College and a Bachelor of Science in Aerospace, Aeronautical and Astronautical Engineering from Embry-Riddle Aeronautical University.

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) provides a caring and friendly home-away-from-home experience while offering guests quality homestyle food to enjoy in-store or to-go and unique shopping – all at a fair price. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate more than 660 company-owned Cracker Barrel Old Country Store® locations in 45 states and own the breakfast and lunch focused fast-casual Maple Street Biscuit Company® restaurants. For more information about the company, visit crackerbarrel.com.